Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RespireRx Pharmaceuticals Inc. (the “Company”), pertaining to its 2015 Stock and Stock Option Plan, (as amended), of our report dated April 14, 2020, relating to our audit of the Company’s consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Our report dated April 14, 2020 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficiency. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HASKELL & WHITE LLP

/s/ HASKELL & WHITE LLP

Irvine, California
September 15, 2020